Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Con-way Inc. Administrative Committee
Con-way Personal Savings Plan

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-92399, 333-102749, and 333-162845) of Con-way Inc. and subsidiaries of our report dated June 25, 2012, relating to the statement of net assets available for benefits of the Con-way Personal Savings Plan which appear in this Form 11-K for the year ended December 31, 2011.

/s/ Perkins & Company, P.C.

Portland, Oregon
June 25, 2013